Exhibit 10.1

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Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT

This Confidential Settlement And License Agreement (the “Settlement Agreement”) is hereby entered into on August 29, 2023 (“Execution Date”) by and among

ALKERMES, INC., a Pennsylvania corporation with a place of business at 852 Winter Street, Waltham, MA 02451,

ALKERMES PHARMA IRELAND LIMITED, an entity organized and existing under the laws of Ireland, with a place of business at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6,

(ALKERMES, INC. and ALKERMES PHARMA IRELAND LIMITED collectively, “Alkermes” or “Plaintiffs”) and

TEVA PHARMACEUTICALS USA, INC., a Delaware corporation, having a place of business at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054 (“Teva” or “Defendant”);

(each individually a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS Alkermes, Inc. is the registered holder of U.S. Food & Drug Administration approved New Drug Application No. 021897 for VIVITROL® (naltrexone for extended-release injectable suspension) 380mg/vial (“VIVITROL”);

WHEREAS Alkermes Pharma Ireland Limited is the owner of U.S. Patent No. 7,919,499 (the “ʼ499 Patent”);

WHEREAS Teva is the owner of ANDA No. 213195 for generic naltrexone for extended-release injectable suspension, 380 mg/vial;

WHEREAS Plaintiffs have filed a lawsuit against Teva in the United States District Court for the District of New Jersey (Case No. 1:20-cv-12470), alleging that the filing of ANDA No. 213195 infringes the ’499 Patent (“Lawsuit”);

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WHEREAS the Parties wish to avoid the significant legal expense and legal risks involved in continuing the Lawsuit by settling the Lawsuit on the terms and conditions set forth in this Settlement Agreement;

WHEREAS as a result of this Settlement Agreement, Teva will be permitted to make sales in the Territory of the generic form of VIVITROL for human use in advance of the expiration of the ‘499 Patent, upon the dates and terms specified herein, which sales otherwise may not have been made until after the expiration of the ’499 Patent;

NOW, THEREFORE, in consideration of the mutual execution of this Settlement Agreement and the promises made herein, the Parties agree as follows:

Article I.
DEFINITIONS

“Affiliate” of a Party means any person or entity that controls, is controlled by or is under common control with such Party. As used in this definition, “control” of an entity means: (a) direct or indirect ownership of more than fifty percent (50%) of the outstanding stock or shares having the right to vote for the election of directors of such entity; or (b) the direct or indirect power to either: (i) direct the management and policies of the entity; or (ii) elect at least fifty percent (50%) of the members of the governing body of such entity.

“Alkermes NDA” means NDA No. 021897 for VIVITROL.

“ANDA” means an Abbreviated New Drug Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder filed with the FDA under 21 U.S.C. § 355(j).

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Entities and all orders and decrees of all courts and tribunals.

[**]

“Confidential Information” means the terms of this Settlement Agreement and any information furnished in connection with this Settlement Agreement, including any and all know-how, trade secrets, formulae, data, inventions, technology and other information, including manufacturing techniques, processes, trade and financial

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information, related to the manufacture, use, sale, offer for sale, or marketing of any products that are the subject of this Settlement Agreement, currently in the possession of, or developed during the term of this Settlement Agreement by, Teva, Plaintiffs or any of their respective Affiliates.

“FDA” means the United States Food and Drug Administration and any successor agency having the same functions.

“Final Court Decision” means a decision by a U.S. court or the U.S. Patent Trial and Appeal Board that is no longer subject to a right of appeal (other than by a petition to the United States Supreme Court for a writ of certiorari).

“Generic Extended Release Naltrexone Product” means a product that has been approved by or submitted for approval to the FDA under an ANDA that relied in whole or in part on data developed for, or the approval of, the NDA Product and that is listed in FDA’s Orange Book as a generic version of the NDA Product.

“Governmental Entity” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Licensed Patent” means the ’499 Patent, and any extensions, pediatric exclusivities, divisionals, continuations, continuations-in-part, reissues, reexaminations, inter partes reviews, and post-grant reviews thereof, and any other patents prospectively listed in the Orange Book for the NDA Product.

“Market” and “Marketing” means to sell or distribute a product.

“NDA” means a new drug application as defined in the U.S. Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder and filed with the FDA under 21 U.S.C. § 355.

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“NDA Product” means the naltrexone for extended-release injectable suspension product approved under the Alkermes NDA.

“Orange Book” means the FDA’s publication “Approved Drug Products With Therapeutic Equivalence Evaluations.”

“Paragraph IV Certification” means certifications under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) to any patents listed in the Orange Book in connection with the Alkermes NDA.

“Proceeding” means any administrative, judicial or legislative action, audit, litigation, investigation, suit or other proceeding in any court or tribunal.

“Section 505(b)(2) Applicant” means a Third Party that has sought approval or has received approval for a Section 505(b)(2) Product.

“Section 505(b)(2) Application” means an application as defined in the U.S. Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder filed with the FDA under 21 U.S.C. § 355(b)(2).

“Section 505(b)(2) Product” means a product that has been approved by or submitted for approval to the FDA under a Section 505(b)(2) Application for naltrexone for extended-release injectable suspension and for which VIVITROL is the listed drug.

“Territory” means the United States of America and its territories, commonwealths and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

“Teva ANDA” means ANDA No. 213195 for a Generic Extended Release Naltrexone Product.

“Teva Product” means the Generic Extended Release Naltrexone Product approved under the Teva ANDA. For the sake of clarity, Teva Product does not include any product that is used, sold, offered for sale or marketed outside of the Territory, even if it is the same as the Teva Product covered herein.

“Teva’s Consent Decree” means the Stipulated Revised Order for Permanent Injunction and Equitable Monetary Relief entered by the United States District Court of

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the Eastern District of Pennsylvania on February 21, 2019, in Federal Trade Commission v. Cephalon, Inc., No. 2:08-cv-2141 (MSG), D.I. 409.

“Third Party” means any person or entity other than the Parties and their respective Affiliates.

Article II.
DISMISSAL OF Lawsuit

Final Dismissal of Lawsuit. Within five (5) business days of the Execution Date, the Parties shall enter into and cause to be filed in the Lawsuit a Stipulated Consent Judgment and Injunction in the form attached as Exhibit A hereto. The date upon which the Lawsuit is dismissed against all Parties pursuant to the Stipulated Consent Judgment and Injunction shall be the “Effective Date.”

Article III.
License GRANTS
Section 3.01
License Grants. Subject to Article VII, Plaintiffs hereby grant Teva and its Affiliates a non-exclusive, royalty-free, non-transferable, non-sublicensable, limited license under the Licensed Patent to make, have made, use, import, sell and offer for sale in or for the Territory the Teva Product on and after the License Effective Date.
Section 3.02
Date of License of Teva Product. The “License Effective Date” shall be the earliest of:
(a)
January 15, 2027;
(b)
[**];
(c)
[**];
(d)
[**]; or
(e)
[**].
Section 3.03
Notification of Dates. In the event Plaintiffs become aware of the actual date under Section 3.02(b)-(d), Plaintiffs shall notify Teva of such date in advance of such date; such notice should be provided as soon as possible, and no later than ten (10) business days after Plaintiffs become aware of such date. Nothing in this Section 3.03 relieves Plaintiffs of the notice requirements contained in Section 3.05.

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Section 3.04
[**]:
(a)
[**].
(b)
It is further agreed that Plaintiffs shall have the right to seek damages from Teva and its Affiliates for sales of Teva Products sold by Teva and its Affiliates prior to the License Effective Date.
Article IV.
ACKNOWLEDGEMENT/NO CHALLENGE
Section 4.01
Acknowledgement of Validity/Enforceability/Infringement. Teva acknowledges, agrees and admits that, in connection with the Teva Product and the Teva ANDA only, the Licensed Patent is valid and enforceable and that the manufacture, use, sale, offer for sale, or importation of Teva Product in or for the Territory infringes one or more claims of the Licensed Patent.
Section 4.02
Agreement Not to Challenge Validity or Enforceability. For as long as this Settlement Agreement is in effect, and except as provided for in Section 4.03 below, Teva and its Affiliates shall not (1) challenge the inventorship, ownership, validity, enforceability or patentability of, or assert the non-infringement of, the Licensed Patent; (2) contest that making, using, selling, offering for sale and/or importing Teva Product infringes the Licensed Patent; and (3) assist, encourage, finance, or otherwise provide any information to any Third Party (specifically including, but not limited to, any party in any other Proceeding involving any of the Licensed Patent) challenging, or who may challenge, the inventorship, ownership, validity, enforceability or patentability of, or assert the noninfringement of, the Licensed Patent.
Section 4.03
Permitted Actions by Teva. Nothing in Section 4.02 shall (i) prohibit Teva from filing and/or maintaining any Paragraph IV Certification in the Teva ANDA, (including any re-certifications required by the FDA), (ii) prohibit Teva and its Affiliates from filing, maintaining and/or supporting the filing of an ANDA (other than the Teva ANDA) that contains and/or maintains a Paragraph IV Certification against the Licensed Patent, and for which the NDA Product is not the reference listed drug or (iii) prohibit Teva and its Affiliates from challenging, disputing, or contesting the validity, enforceability, or infringement of the Licensed Patent or foreign patents, (x) in any Proceeding brought by

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Plaintiffs or their Affiliates concerning any Product other than a Generic Extended Release Naltrexone Product or a Section 505(b)(2) Product or (y) if Plaintiffs breach this Settlement Agreement.
Article V.
WAIVER OF REGULATORY EXCLUSIVITIES
Section 5.01
Waiver of Regulatory Exclusivities for Teva Product. If Plaintiffs obtain any regulatory exclusivities concerning VIVITROL on or after the Effective Date of this Settlement Agreement, Plaintiffs will grant Teva a waiver of any such regulatory exclusivities. Within ten (10) calendar days of Teva’s request (such request not to be made until after the Effective Date of this Settlement Agreement), Plaintiffs shall submit, and/or shall cause its Affiliates to submit, appropriate and reasonable documentation to the FDA (with copy to Teva) evidencing the licenses, covenant not to sue and waivers (i.e., will selectively waive any such new regulatory exclusivities with respect to Teva) set forth in this Settlement Agreement.
Article VI.
COVENANT NOT TO SUE
Section 6.01
Covenant Not to Sue on Teva Product. Subject to Article VIII and provided that Teva and its Affiliates comply with the terms of this Settlement Agreement, Plaintiffs and their Affiliates hereby covenant not to sue Teva and its Affiliates, and any of their predecessors, successors, parents, subsidiaries, assigns, agents, administrators, attorneys, directors, officers, employees, representatives, manufacturers, importers, suppliers, distributors, customers, and insurers, or support or encourage any Third Party to sue the foregoing:
(a)
for infringement of any United States patents owned, licensed or otherwise controlled, wholly or in part, by Plaintiffs and/or any of their Affiliates purporting to cover the Teva Product and/or the making, having made, using, selling, offering for sale, or inducing the use of the Teva Product in the Territory; and
(b)
for infringement of any foreign patents owned, licensed or otherwise controlled, wholly or in part, by Plaintiffs and/or any of their Affiliates purporting to cover the Teva Product and the making or having made the Teva Product (including active pharmaceutical ingredients to be used in the Teva Product) for sale solely within

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the Territory. For the sake of clarity, Article VI does not apply to any product that is used, sold, offered for sale or marketed outside of the Territory, even if it is the same as the Teva Product covered herein. Teva reserves the right to apply for approval to market a Generic Extended Release Naltrexone Product outside of the Territory, and Plaintiffs reserve the right to exercise all rights and remedies to enforce its intellectual property in respect of such entry.
Section 6.02
Relation to Orange Book Patents. For all patents listed in the Orange Book now or in the future for VIVITROL and/or the Alkermes NDA, the foregoing covenant not to sue shall hereby be treated as a non-exclusive license to such patents for the Teva Product solely for the purpose of allowing Teva and/or its Affiliates to file and maintain with the FDA a Paragraph IV Certification with respect thereto. Teva shall have the right to maintain its existing Paragraph IV Certification as well as to file further Paragraph IV Certifications (including any re-certifications required by the FDA) under 21 C.F.R. § 314.94(a)(12)(v), against any patents listed in the future, and still be covered by the covenant not to sue of Section 6.01.
Section 6.03
No Covenant Not to Sue Other than for Teva Product. Nothing in Section 6.01 shall prevent Plaintiffs or their Affiliates from filing or maintaining any Proceeding against Teva and/or its Affiliates asserting infringement of the Licensed Patent or any other patent by a product that is not a Teva Product.
Section 6.04
No Covenant Not to Sue for Products Sold or Made to be Sold Outside of the Territory. Nothing in Section 6.01 shall prevent Plaintiffs or their Affiliates from filing or maintaining any Proceeding against Teva or its Affiliates asserting infringement of any foreign patent for (i) selling, offering for sale, or inducing the use of any product (including Teva Product) outside of the Territory or (ii) making or having made any product (including Teva Product) for sale outside the Territory.
Section 6.05
Ability to Assert Defenses. In any Proceeding filed by Plaintiffs or their Affiliates as contemplated by Section 6.03 or Section 6.04, Teva or its Affiliates shall be able to assert any and all defenses and claims in response to such Proceeding, including, but not limited to invalidity, unenforceability, unpatentability, and non-infringement of the patents in such Proceeding.

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Article VII.
RELEASES
Section 7.01
Plaintiffs’ Release. Plaintiffs, for themselves and their agents, successors and assigns, do hereby forever release and discharge Teva and its Affiliates, and any of its past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Teva or its Affiliates, from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuit as of the Effective Date.
Section 7.02
Teva’s Release. Teva, for itself and its Affiliates, does hereby forever release and discharge Plaintiffs and their Affiliates, and any of their past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Plaintiffs or their Affiliates from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuit as of the Effective Date.
Article VIII.
LICENSE LIMITATIONS
Section 8.01
Termination of License and Covenant. In the event that Teva or its Affiliates: (i) [**], or (ii) [**], then Plaintiffs will have the right to terminate the licenses granted in Article III with immediate effect upon notice to Teva. In such event, the covenant not to sue set forth in Section 6.01 shall be of no further force and effect.
Article IX.
Pre-LICENSE ACTIVITIES
Section 9.01
Restrictions Prior to License Effective Date. Except as set forth in Section 9.02, Teva and its Affiliates do not obtain a license under Licensed Patent to, and agree not to, make, have made, import into, distribute, offer to sell, or sell in the Territory any Generic Extended Release Naltrexone Product prior to the License Effective Date. Teva

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agrees that any breach by any of Teva or its Affiliates of this Article IX shall cause irreparable harm to the Plaintiffs. Teva and its Affiliates consent irrevocably and unconditionally to specific performance, or immediate entry of a TRO, PI, and permanent injunction, to enforce this Article IX. Plaintiffs reserve all other rights under Section 15.02.
Section 9.02
Pre-License Activities. Notwithstanding Section 9.01, Teva and its Affiliates shall have the right to engage only in the following activities (together, the “Pre-License Activities”) solely to the extent necessary to enable Teva to Market the Teva Product in the Territory on or after the License Effective Date:
(a)
[**];
(b)
[**]; or
(c)
[**].
Article X.
Most Favored Nation

More Favorable Terms or Conditions. Alkermes represent that they have not, prior to the Effective Date of this Settlement Agreement, entered into an agreement, license or other authorization with any Third Party granting such Third Party a license or other authorization under Licensed Patent containing any terms or conditions more favorable than those provided to Teva herein, [**]. In the event that, subsequent to the Effective Date, Alkermes, or any of their Affiliates, enter into any agreement, license, or other authorization of any kind with any Third Party granting such Third Party a license or other authorization under the Licensed Patent containing any terms or conditions more favorable than those provided to Teva herein, [**], Alkermes shall, within ten (10) business days of entering into any such agreement, give Teva notice of such agreement specifying the new, more favorable conditions, subject to written confidentiality obligations, and, if Teva accepts all of those more favorable terms, this Settlement Agreement shall be automatically amended to include such more favorable terms, [**].

Article XI.
Confidential Information
Section 11.01
Treatment of Confidential Information. Each Party shall keep confidential and not disclose to others or use for any purpose, other than as authorized

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by this Settlement Agreement, all Confidential Information that was provided to it by any other Party or its Affiliates or their respective employees or representatives pursuant to this Settlement Agreement. This Article XI survives the termination or expiration of the Settlement Agreement.
Section 11.02
Limitation on Confidentiality Restrictions. The restrictions of this Article XI shall not apply to any Confidential Information which (i) is already known to the recipient at the time of disclosure, as reasonably documented by written records; (ii) is or later becomes public knowledge through no fault of the recipient; (iii) is received from a Third Party having the lawful right to disclose the information; or (iv) is independently developed by employees of the recipient without access to the disclosing Party’s Confidential Information.
Section 11.03
Permitted Disclosure. A Party may disclose Confidential Information of another Party to (i) its Affiliates, and to its and their directors, employees, consultants, attorneys, and agents, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use; (ii) any bona fide actual or prospective assignees, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective assignees, collaborators, underwriters, investors, licensees, lenders or other financing sources to determine their interest in underwriting, or making an investment in, or otherwise providing financing to, or purchasing the relevant assets of, the receiving Party; and (iii) the extent such disclosure is required or advisable to comply with Applicable Law (including if a Party is subpoenaed or otherwise required by law to give testimony or provide information that related to this Settlement Agreement) or to defend or prosecute litigation or in connection with settlement negotiations, provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and, unless otherwise required by law, (a) shall make no disclosures until the receiving Party has a reasonable opportunity to contest the right of such disclosure and (b) cooperates with the receiving Party to obtain confidential treatment. If a Governmental Entity directs that Teva transfer the Teva ANDA to a Third Party, Teva may disclose a copy of this Settlement Agreement to a Third Party for purposes of evaluating a possible transfer so

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long as the Third Party agrees in writing to confidential treatment of this Settlement Agreement no less restrictive than the confidentiality obligations set forth in Article XI of this Settlement Agreement.
Section 11.04
Return of Confidential Information. This Settlement Agreement does not constitute the conveyance of ownership with respect to, or a license to, any Confidential Information, except as otherwise provided in this Settlement Agreement. Upon the expiration or termination of this Settlement Agreement for any reason, each Party agrees, except as otherwise provided in this Settlement Agreement, to return to the other Party or destroy (and certify such destruction) all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party and not to use same, unless otherwise agreed in writing. The Parties agree and acknowledge that the foregoing obligation does not apply to Confidential Information recorded on electronic back-up tapes that are maintained in the ordinary course and are unreasonably difficult to access, provided that such Confidential Information remains subject to the obligations of confidentiality and non-use in this Article XI.
Section 11.05
Disclosures. The terms of this Settlement Agreement shall be maintained in confidence by the Parties except that: (i) the Parties may disclose that Teva has entered into a Settlement Agreement with Plaintiffs regarding the Teva Product and the License Effective Date; (ii) either Party may disclose this Settlement Agreement to its attorneys, advisors, and representatives who are subject to obligations of confidentiality consistent with this Settlement Agreement; (iii) Teva may make disclosures as provided in Article XII; and (iv) either Party may make any disclosure otherwise required by law, including SEC reporting requirements, or by the rules or regulations of any stock exchange that the Parties are subject to. In any such event the Party making such disclosure contemplated in clause (iv) of the preceding sentence shall (A) provide the other Party with as much advance notice as reasonably practicable of the required disclosure, and (B) limit any disclosure to the specific purpose at issue.
Section 11.06
Settlement Agreement Disclosure to Government or in Discovery. Specific terms or conditions of this Settlement Agreement may be disclosed pursuant to a discovery demand; subpoena; order of a court or administrative body; or administrative

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guidance that in the opinion of a Party’s counsel requires disclosure. If a Party receives a request to disclose any of the terms or conditions of this Settlement Agreement pursuant to a discovery demand; subpoena; order of a court or administrative body; or administrative guidance that in the opinion of such Party’s counsel requires disclosure, such Party shall notify the other Party within fourteen (14) days after receiving such request and, to the extent practicable, at least fourteen (14) days prior to disclosing any terms of this Settlement Agreement. Such Party may then disclose the terms and conditions of this Settlement Agreement pursuant to such request, in accordance with any applicable protective orders or applicable confidentiality laws or regulations. Nothing herein shall preclude any Party from complying with an order requiring disclosure, or a guidance that in the opinion of such Party’s counsel requires disclosure, of the terms of this Settlement Agreement that has been issued by a court or administrative agency of competent jurisdiction. Nothing herein shall prohibit the Parties from disclosing this Settlement Agreement and its terms to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and Teva’s Consent Decree.
Article XII.
Government Review
Section 12.01
Submission. The Parties agree to submit this Settlement Agreement to the FTC and the DOJ (the “Agencies”) as required by statute and Teva’s Consent Decree. Confidential Information of either Party submitted to the Agencies, including pursuant to Section 12.03, shall be subject to Article XI.
Section 12.02
Government Investigation. Each Party shall, to the extent permitted by law:
(a)
promptly inform the other Parties of any communication made or received by such Party to or from any Governmental Entity regarding this Settlement Agreement and/or any related agreements; and
(b)
use reasonable efforts to comply with any investigation or inquiry regarding this Settlement Agreement and/or any related agreements by any Governmental Entity, including by providing requested information to such Governmental Entity

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and permitting reasonable access to its documents, officials and data related to this Settlement Agreement and/or any related agreements.
Section 12.03
Good Faith Modification. To the extent that any legal or regulatory issues or barriers arise with respect to this Settlement Agreement or Teva’s Consent Decree, or any subpart thereof, the Parties shall work together in good faith and use reasonable efforts to modify this Settlement Agreement to overcome any such legal or regulatory issues (including, for example to comply with Teva’s Consent Decree, objections by the FTC, the DOJ, or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of this Settlement Agreement that materially affects the value of the transactions contemplated hereby.
Section 12.04
Termination. If the Parties are unable to agree upon modifications to the terms of this Settlement Agreement that overcome the objections of any Governmental Entity (provided that such modifications do not materially change the value of the transactions contemplated hereby), then either Party may terminate this Settlement Agreement (and as a result of such termination this Settlement Agreement shall become null and void as of the Execution Date).
Section 12.05
No Prejudice. If at any time this Settlement Agreement is rendered null and void as a result of a Proceeding by the Agencies, it is the intent of the Parties that no Party shall be in any way prejudiced with respect to its claims, causes of action, defenses, and counterclaims now pending in the Lawsuit.
Article XIII.
Representations and Warranties
Section 13.01
Mutual Representations. Each Party hereby represents, warrants and covenants to the other Parties as follows:
(a)
It is a limited partnership, limited liability company, company or corporation duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in

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this Settlement Agreement, including, the ability to grant the rights granted to the other Parties hereunder.
(b)
As of the Effective Date: (i) it has the corporate power and authority and the legal right to enter into this Settlement Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Settlement Agreement and the performance of its obligations hereunder; and (iii) this Settlement Agreement has been duly executed and delivered on behalf of such Party and constitutes legal, valid and binding obligations of such Party that are enforceable against it in accordance with their terms except: (1) as limited by applicable bankruptcy; insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(c)
It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Parties in this Settlement Agreement; it has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Parties under this Settlement Agreement or that would otherwise materially conflict with or adversely affect the rights granted to the other Parties under this Settlement Agreement; and its performance and execution of this Settlement Agreement does not and will not result in a breach of any other contract to which it is a party.
Section 13.02
Plaintiffs Representations and Warranties. Plaintiffs represent and warrant to Teva that, as of the Effective Date, Plaintiffs (i) own all substantive rights in the Licensed Patent; (ii) have the right to grant to Teva the licenses, covenants not to sue, and waivers granted hereunder with respect to the Licensed Patent; and (iii) have the right to settle the Lawsuit.
Section 13.03
Teva’s Representations and Warranties. Teva represents and warrants to Plaintiffs that, as of the Effective Date, (i) Teva or its Affiliates own all right, title and interest in, to and under the Teva ANDA, and Teva and its Affiliates have not

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granted or assigned to any Third Party, directly or indirectly, any rights under or to the Teva ANDA or Teva Product, (ii) except as provided for in Section 15.03, Teva and its Affiliates will not transfer ownership, in whole or in part, of the Teva ANDA, except to an Affiliate of Teva or to a successor to all or substantially all of the business to which this Settlement Agreement pertains, until the expiration of the license granted herein, and (iii) Teva has the right to settle the Lawsuit.
Section 13.04
Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SETTLEMENT AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE U.S. LAW, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS SUCH WARRANTIES.
Article XIV.
Notice
Section 14.01
Manner of Notice. Any notice required to be delivered under or pursuant to this Settlement Agreement shall be in writing in the English language, delivered personally, sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or by e-mail; to the following addresses of the Parties (or such other address for a Party as it specifies by like notice):

For Alkermes:

Chief Legal Officer

Alkermes, Inc.

900 Winter Street

Waltham, MA 02451

External Counsel
Isaac S. Ashkenazi, Esq.

Paul Hastings LLP
200 Park Avenue
New York, NY 10166

Email:isaacashkenazi@paulhastings.com

For Teva:

General Counsel
Teva Pharmaceuticals USA, Inc.
Morris Corporate Center III

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400 Interpace Parkway, Bldg. A.
Parsippany, NJ 07054

Email: USLegalNotices@tevapharm.com

External Counsel

John Christopher Rozendaal, Esq.

Sterne, Kessler, Goldstein & Fox

1100 New York Avenue, Suite 600

Washington, DC 20005

Email: jcrozendaal@sternekessler.com

Section 14.02
When Notice Effective. Any notice shall be effective upon receipt by the Party to which it is addressed or within seven (7) days of dispatch, whichever is earlier.
Article XV.
Miscellaneous
Section 15.01
Entire Agreement. This Settlement Agreement (along with the documents attached hereto) constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes and replaces any prior negotiations, mediations, proposed agreements or agreements, whether written or oral. This Settlement Agreement may be modified only by a writing signed by all Parties.
Section 15.02
Breach. This Settlement Agreement does not limit or restrict the remedies available to any Party for the breach of another Party, and the Parties expressly reserve any and all remedies available to them, at law or in equity, for breach of this Settlement Agreement.
Section 15.03
Successors and Assigns. Neither this Settlement Agreement nor any of the rights or obligations hereunder may be assigned, transferred, licensed, sub-licensed or delegated by either Party, without the prior written consent of the other Party, except (i) to an Affiliate of the assigning Party, (ii) to the successor to all or substantially all of the business or assets of such Party to which this Settlement Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) that agrees in writing to be bound by the terms and conditions of this Settlement Agreement, or (iii) as part of a divestiture as required by the Federal Trade Commission. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations, but the assigning

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Party will remain primarily liable and responsible for the performance of all of its obligations under this Settlement Agreement and for causing its assignees to act in a manner consistent herewith. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this paragraph shall be null and void.
Section 15.04
Governing Law and Venue. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard for any conflict of law principles that would dictate the application of the laws of another jurisdiction. The Parties agree that the United States District Court for the District of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement, except that, if for any reason that Court does not accept jurisdiction, then the state courts of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement. The Parties hereby consent to the personal jurisdiction of those courts for any dispute arising from or relating to this Settlement Agreement.
Section 15.05
Severability. If any provision of this Settlement Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that has the effect nearest to that of the provision to be replaced.
Section 15.06
Advice of Counsel. This Settlement Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.
Section 15.07
No Waiver. Waiver by a Party of any breach of any provision of this Settlement Agreement by another Party shall not operate or be construed as a waiver of any subsequent or other breach. No provision of this Settlement Agreement may be waived except by a written instrument signed by the Party waiving compliance.
Section 15.08
Regulatory Delay. No provision of this Settlement Agreement shall be affected by any delay in the approval of either of the Teva ANDA by the FDA, or the failure of Teva to obtain FDA approval of the Teva ANDA.

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Section 15.09
Costs and Fees. Each Party shall bear its own attorneys’ fees and costs associated with the Lawsuit and the negotiation and preparation of this Settlement Agreement.
Section 15.10
Counterparts. This Settlement Agreement may be executed in one or more counterparts (including via facsimile or electronic copy), each of which when so executed and delivered shall be deemed to be an original, but all of which taken together form but one and the same instrument.
Section 15.11
Headings. The headings and captions used in this Settlement Agreement are solely for the convenience of reference and shall not affect its interpretation.
Section 15.12
Interpretation and Construction. The term “including” means “including, without limitation,” and “herein,” “hereof,” and “hereunder” refer to this Settlement Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Except as otherwise expressly provided herein, references to any NDA or ANDA in this Settlement Agreement shall include such NDA or ANDA as it exists and is comprised as of the Effective Date and any replacements or successors or amendments or supplements to any of the foregoing. For the sake of clarity, all such NDAs, ANDAs, replacements or successors or amendments or supplements are limited specifically to the NDA Product or the Teva Product, as the case may be.
Section 15.13
Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Settlement Agreement by Plaintiffs to Teva are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.
Article XVI.
NON-INTERFERENCE

Delisting. From and after the Effective Date, prior to the License Effective Date, unless required, requested or recommended by the FDA or other Governmental Entity or Applicable Law or to address toxicity, efficacy or safety concerns, Plaintiffs shall not (a)

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delist the NDA Product with the FDA; (b) seek or otherwise undertake any action with the FDA to withdraw the NDA Product from the market; and/or (c) delete, remove, designate as “obsolete” or cancel any National Drug Code(s) or any other relevant code(s) for the NDA Product from the applicable National Drug Data File maintained by First Databank (or any successor or equivalent organization), or from any other future comparable pricing database. For the avoidance of doubt, nothing in this Article XVI obligates Alkermes to engage in any marketing, sales or other activities with respect to the NDA Product and shall not prohibit Alkermes from taking any action it deems reasonably necessary for the safety or efficacy of the NDA Product.

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IN WITNESS HEREOF, the Parties have caused their duly authorized representatives to execute this Settlement Agreement to be effective as of the Effective Date.

ALKERMES, INC. By: /s/ Michael Landine Name: Michael Landine Title: Senior Vice President Date: August 29, 2023	TEVA PHARMACEUTICALS USA, INC. By: /s/ Carrie Groff Name: Carrie Groff Title: VP, Portfolio and New Product Strategy Date: August 29, 2023
ALKERMES PHARMA IRELAND LIMITED By: /s/ Richie Paul Name: Richie Paul Title: Director Date: August 29, 2023	TEVA PHARMACEUTICALS USA, INC. By: /s/ Colman Ragan Name: Colman Ragan Title: VP & GC North America IP Litigation Date: August 29, 2023